Exhibit 99.1

DISCOVER ANNOUNCES $2.4 BILLION SHARE REPURCHASE PROGRAM AND PLANS TO

INCREASE QUARTERLY DIVIDEND FROM $0.14 TO $0.20 PER SHARE OF COMMON STOCK

COMPANY RECEIVES NON-OBJECTION FROM THE FEDERAL RESERVE WITH RESPECT TO

PROPOSED CAPITAL ACTIONS THROUGH MARCH 31, 2014

Riverwoods, IL, March 14, 2013 – Discover Financial Services (NYSE: DFS) today announced that its board of directors has approved a new share repurchase program authorizing the company to repurchase up to $2.4 billion of its common stock, and that it plans to increase its quarterly common stock dividend. These actions were part of the company’s capital plan, which was submitted to the Federal Reserve as part of the 2013 Capital Plan Review. The Federal Reserve notified Discover that it has no objections to the capital actions through March 31, 2014, set forth in the company’s capital plan.

The new share repurchase program expires on March 31, 2015, and may be terminated at any time. It replaces the prior $2 billion share repurchase program, which had approximately $600 million of remaining authorization as of March 14, 2013. Any share repurchases after March 31, 2014, would be subject to receiving Federal Reserve non-objection to the company’s 2014 capital plan.

The company’s capital plan includes an increase in the quarterly dividend from $0.14 to $0.20 per share of common stock in the second quarter of 2013. The board of directors will consider this increase in the company’s dividend at its April meeting.

“The share repurchase program and planned dividend increase reflect the strength of our capital position and our commitment to effective capital management,” said David Nelms, chairman and chief executive officer of Discover.

The company expects to make share repurchases from time to time based on market conditions and other factors, subject to legal or regulatory restrictions and approvals.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America’s cash rewards pioneer, and offers home loans, private student loans, personal loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:

Bill Franklin, 224-405-1902

williamfranklin@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. The declaration and payment of future dividends, as well as the amount thereof, are subject to the discretion of our board of directors. The amount and size of any future dividends and share repurchases will depend upon the company’s results of operations, financial condition, capital levels, cash requirements, future prospects and other factors. Holders of our shares of common stock are subject to the prior dividend rights of holders of our preferred stock or the depositary shares representing such preferred stock outstanding, and if full dividends have not been declared and paid on all outstanding shares of preferred stock in any dividend period, no dividend may be declared or paid or set aside for payment on our common stock. In addition, banking laws and regulations and the company’s banking regulators may limit the company’s ability to pay dividends and make share repurchases. For example, the company’s ability to make capital distributions, including paying dividends or repurchasing shares, is subject to the Federal Reserve’s annual review and non-objection of the company’s capital plan. In certain circumstances, the company may not be able to make a capital distribution, such as a dividend or share repurchase, unless the Federal Reserve has approved such distribution. Further, current or future regulatory initiatives may require the company to hold more capital in the future. There can be no assurance that we will declare and pay any dividends or repurchase any shares of our common stock in the future. The forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors impacting dividends and share repurchases can be found in “Business—Supervision and Regulation”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for the year ended November 30, 2012, which is available at the SEC’s internet site (www.sec.gov).